Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Administration & Development and
Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING, INC. ANNOUNCES
NEW DIRECTOR

Ft. Lauderdale, FL, May 19, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries, today announced that Mr. Nat Moore has been elected to serve on its Board of Directors.

Mr. Moore is the President of Nat Moore & Associates Inc., an event management company located in Miami, and the Founder of The Nat Moore Foundation, a charitable organization that provides needed assistance to inner city organizations supporting sports teams and scholarships. A former professional football player with the Miami Dolphins, he is also Director of Special Projects, Alumni Affairs for Miami Dolphins Limited and Director of Pro Bowl Youth Clinics for the National Football League’s Special Events. Mr. Moore also served as the Director of Super Bowl Youth Clinics for the National Football League’s Special Events for 18 years.

Mr. Moore also appears as a Color Analyst for the Miami Dolphins Preseason Games on WFOR TV 4 and the University of Florida, Breakfast with the Gators, football game broadcasts, and as a sidelines reporter on Sports Talk Radio AM790, The Ticket, for the Miami Dolphins. He has also been a Color Analyst for Miami Hurricanes football broadcasts. Mr. Moore is a 13 year veteran of the Miami Dolphins football team and the ninth inductee into the Miami Dolphins Ring of Honor. He is a 1975 graduate of the University of Florida.

Mr. Moore currently serves on the Board of Directors of several other organizations, including Sun Trust Bank N.A., the Nat Moore Foundation, the Orange Bowl Committee, and the South Florida Golf Foundation. He previously served on the Board of Directors of the United Way, the Miami Dade Chamber of Trustees, the University of Florida Foundation, the Doral Ryder Open and the Family Christian Association of America.

Mr. Moore replaces Greg Ryberg on the Company’s Board of Directors who is leaving the Board to concentrate on his political campaign for the office of Treasurer of the State of South Carolina. Mr. Moore is also assuming Mr. Ryberg’s positions on the Company’s Audit and Nominating and Corporate Governance Committees.

Richard E. Gathright, Chairman and CEO, commented, “I am honored that a highly respected South Florida businessman and community leader of the caliber of Nat Moore has agreed to join our Board. His insight, leadership and his record of success will prove invaluable to me and the rest of our Board of Directors.” Gathright continued, “At the same time, we greatly appreciate the valuable insight and leadership that Greg Ryberg has provided during his five-year tenure on the Board and wish him the best in his upcoming political campaign and other future endeavors.”

About Streicher Mobile Fueling, Inc. (NASDAQ: FUEL)
The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the new operating location, the expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended December 31, 2005, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended December 31, 2005.